EXHIBIT 9
                                  BATHURST LTD
                                   P.O. Box 25
                                 Brittanic House
                                  Provideniales
                              Turks and Caicos Isle
                               British West Indies





                                                              September 20, 1999



Proginet Corporation
200 Garden City Plaza
Garden City, NY  11530

Attention:  Kevin M. Kelly
               President and Chief Executive Officer

Gentlemen:

         Bathurst Ltd. ("Bathurst") today acquired from Joseph T. Mohen 1,827,336 shares of the common stock, par value $.01 per share (the "Shares"), of Proginet Corporation ("Proginet") pursuant to a Stock Purchase Agreement dated as of July 12, 1999 by and between Mr. Mohen and Bathurst. Section 1.5 of the Stock Purchase Agreement provides that Bathurst shall enter into a Shareholder Voting Agreement with Proginet agreeing to vote the Shares with the Board of Directors of Proginet through December 31, 2000.

         In order to effectuate such agreement, Bathurst hereby irrevocably and unconditionally agrees that, through and including December 31, 2000, Bathurst will vote all of the Shares in connection with any meeting of shareholders of Proginet (whether annual or special) or written consent of shareholders in lieu of a meeting on each matter submitted to the meeting or as to which consent in lieu of a meeting is sought in accordance with the recommendation in respect of such matter made to the shareholders of Proginet by the Board of Directors of Proginet.

         In furtherance of Bathurst's obligation pursuant to this letter agreement, Bathurst hereby agrees that, no later than ten (10) days prior to any meeting of shareholders of Proginet (whether annual or special) or written consent in lieu of a meeting of the shareholders of Proginet, Bathurst shall execute and deliver a proxy, which proxy shall be coupled with an interest, to the transfer agent for the shares of Common Stock of Proginet in the case of a meeting, or to

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Proginet in the case of a written consent in lieu of a meeting, with respect to that number of shares of Common Stock owned by Bathurst (of record and beneficially) on the record date for such meeting or consent (or, if no record date has been set, on the date as of which transfer books have been closed for such meeting or consent) (the "Proxy Shares"), which proxy shall direct the proxy or proxies named therein to vote all Proxy Shares on each matter submitted to the meeting or as to which consent is sought in accordance with the recommendation in respect of such matter made to shareholders of Proginet by the Board of Directors of Proginet. In the event that the Seller fails to deliver any such proxy within the ten (10) day period set forth above, the Seller shall, automatically and with no further action required by any party, be deemed to have granted an irrevocable proxy to Parker Chapin Flattau & Klimpl, LLP, which proxy shall be coupled with an interest, to effectuate the vote of the Proxy Shares as contemplated in this paragraph for such meeting or consent in lieu of a meeting.

         Bathurst represents and warrants that it will not sell any of the Shares to a "U.S. person" (as that term is defined in Rule 902 of the General Rules and Regulations under the United States Securities Act of 1933, as amended) unless an exemption for such sale is available to it.

         This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.

         This Agreement may be amended, modified, superseded or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.

         This Agreement may be executed in one or more counterparts, each of which may be executed by one or more of the parties hereto, but all of which, when taken together, shall constitute one agreement binding upon all of the parties hereto. This Agreement may be executed via facsimile.

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         If the foregoing sets forth our understanding, kindly confirm the same by so indicating below.

                                             Very truly yours,

                                             BATHURST LTD.


                                             By: _______________________________
                                                 Name:
                                                 Title:

Confirmed and Agreed To:

PROGINET CORPORATION

By: ____________________________
    Name:  Kevin M. Kelly
    Title:    President